Exhibit 99.1

Investor Contact: Dan Zajdel at (724) 485-4169

Media Contact: Joe Cerenzia at (724) 485-4062

CONSOL Energy Reports Fourth Quarter Net Income of $143.2 Million, or $0.78 per Share;

Record Annual 2009 Net Income of $539.7 Million, or $2.95 per Share

PITTSBURGH (January 28, 2010) – CONSOL Energy Inc. (NYSE: CNX), a producer of metallurgical coal, high-Btu thermal coal, and natural gas, reported net income attributable to CONSOL Energy shareholders for the quarter ended December 31, 2009 of $143.2 million, or $0.78 per dilutive share. This is lower than the net income attributable to CONSOL Energy shareholders of $176.3 million, or $0.97 per dilutive share, for the quarter ended December 31, 2008. The quarter ended December 31, 2008, however, included a gain of $0.20 per share due to a refund for black lung excise tax.

Annual 2009 net income attributable to CONSOL Energy shareholders was $539.7 million, or $2.95 per dilutive share, compared to $442.5 million, or $2.40 per dilutive share, in 2008. The annual 2009 net income was the highest for any year in CONSOL’s +140-year history, except for 2005, when a large gain was recorded from the sale of CNX Gas stock. This is the second consecutive year in which CONSOL has had record net income.

“CONSOL Energy had an outstanding year in a weak economic environment,” said J. Brett Harvey, president and chief executive officer. “We also gained momentum in the fourth quarter. Demand for all three of our products is improving, due to rising world-wide economic activity and the recent favorable weather. 2010 looks more promising than I thought possible only three months ago.

“An important development in the last quarter was the arrangement we established with Xcoal to market CONSOL coal in Asia. On January 11, we sold a Panamax vessel of high-vol coking coal from Bailey Mine in Northern Appalachia to merchant coke plants in China. And as we announced separately this morning, we sold another 5 cargos of Northern Appalachia high-vol coking coal into Asian markets. Penetration of Northern Appalachia coal into the high-vol coking coal market has meaningful implications for CONSOL’s earnings in 2010 and beyond.”

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended Dec. 31, 2009	Quarter Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2009	Twelve Months Ended Dec. 31, 2008
Total Revenue and Other Income	$1,238.0	$1,242.7	$4,621.9	$4,652.4
Net Income attributable to CONSOL Energy shareholders	$143.2	$176.3	$539.7	$442.5
Earnings Per Share – diluted	$0.78	$0.97	$2.95	$2.40
Net Cash from Operating Activities	$216.4	$346.2	$945.5	$1,029.5
EBITDA	$313.1	$360.1	$1,223.9	$1,075.2
EBIT	$199.3	$255.3	$786.5	$685.6
Capital Expenditures	$231.0	$321.7	$920.1	$1,061.7
Cash Provided by (Used in) Other Investing Activities*	$1.4	$(55.4)	$74.7	$(37.2)

In millions of dollars except per share. Amounts for capital expenditures do not include amounts for equity affiliates.

*	Represents net cash provided by (used in) investment in Equity Affiliates and Proceeds from Sales of Assets.

Quarter-To-Quarter Discussion of Financial Results

Total Revenue and Other Income was $1,238.0 million for the quarter ended December 31, 2009, or nearly even with the $1,242.7 million for the quarter ended December 31, 2008. Although revenue from our thermal coal business was higher, met coal revenue and gas revenue were lower.

As stated above, net income attributable to CONSOL Energy shareholders and earnings per share was $143.2 million, or $0.78 per dilutive share. This compares with $176.3 million, or $0.97 per dilutive share, in the year-earlier quarter. The quarter ended December 31, 2008 included a gain of $0.20 per share due to a refund for black lung excise tax.

CONSOL Energy had net cash from operating activities of $216.4 million for the quarter ended December 31, 2009, with $80.7 million attributable to CNX Gas. For CONSOL Energy, this compares to $346.2 million for the quarter ended December 31, 2008, with $140.5 million attributable to CNX Gas.

CONSOL Energy had total capital expenditures of $231.0 million in the quarter ended December 31, 2009, with $63.4 million attributable to CNX Gas.

Liquidity

As of December 31, 2009, CONSOL Energy had $415.0 million of amounts drawn under the credit facility and $482.1 million in total liquidity, which is comprised of $64.5 million of cash, $101.0 million available to be borrowed under the accounts receivable securitization facility, and $316.6 million available to be borrowed under its $1.0 billion bank facility. As of December 31, 2009, CNX Gas Corporation had $57.8 million of short-term debt and $128.4 million in total liquidity, which is comprised of $1.1 million of cash and $127.3 million available to be borrowed under its $200.0 million bank facility.

Met Coal Operations

MET COAL OPERATIONS– Period-To-Period Comparison

	Quarter Ended Dec. 31, 2009	Quarter Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2009	Twelve Months Ended Dec. 31, 2008
Total Coal Sales (millions of tons)	1.0	0.8	2.3	2.9
Sales – Company Produced (millions of tons)	1.0	0.8	2.3	2.9
Coal Production (millions of tons)	0.9	1.2	2.1	3.4
Average Realized Price Per Ton – Company Produced	$108.24	$123.01	$104.15	$116.94
Operating Costs Per Ton	$30.48	$37.62	$51.20	$47.80
Non-Operating Charges Per Ton	$6.61	$6.10	$12.20	$8.38
DD&A Per Ton	$3.39	$3.24	$5.88	$4.06
Total Cost Per Ton – Company Produced	$40.48	$46.96	$69.28	$60.24
Operating Margins Per Ton	$77.76	$85.39	$52.95	$69.14
Financial Margins Per Ton	$67.76	$76.05	$34.87	$56.70

Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced.

Metallurgical Coal Operations has consisted of the company’s low-vol coking coal from Buchanan Mine in southwestern Virginia, and in the future, will include some high-vol coking coal from the Bailey Mine in Northern Appalachia. For the quarter just-ended, 0.9 million met tons were produced, versus 1.2 million met tons in the year-earlier quarter.

The average realized price per met ton was $108.24 in the just-ended quarter, down from $123.01 in the year-earlier quarter.

Total cost per met ton was $40.48 in the just-ended quarter, down from $46.96 in the year-earlier quarter.

Operating and financial margins per ton were both down in the just-ended quarter, as lower realized prices weakened considerably from the year-earlier quarter.

Met coal inventory as of December 31, 2009 was 0.4 million tons.

Thermal Coal Operations

THERMAL COAL OPERATIONS– Period-To-Period Comparison

	Quarter Ended Dec. 31, 2009	Quarter Ended Dec. 31, 2008	Twelve Months Ended Dec. 31, 2009	Twelve Months Ended Dec. 31, 2008
Total Coal Sales (millions of tons)	14.6	16.5	55.8	63.3
Sales – Company Produced (millions of tons)	14.5	16.1	55.6	61.8
Coal Production (millions of tons)	14.6	16.2	57.2	61.7
Average Realized Price Per Ton – Company Produced	$54.17	$46.49	$56.57	$45.01
Operating Costs Per Ton	$33.93	$29.43	$33.78	$30.45
Non-Operating Charges Per Ton	$5.66	$5.31	$5.66	$5.38
DD&A Per Ton	$4.64	$4.23	$4.52	$4.19
Total Cost Per Ton – Company Produced	$44.23	$38.97	$43.96	$40.02
Operating Margins Per Ton	$20.24	$17.06	$22.79	$14.56
Financial Margins Per Ton	$9.94	$7.52	$12.61	$4.99

Sales and production include CONSOL Energy’s portion from equity affiliates and consolidated variable interest entities. Operating costs include items such as labor, supplies, power, preparation costs, project expenditures, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Operating Margins Per Ton are defined as Average Realized Price Per Ton less Operating Costs Per Ton. Financial Margins Per Ton are defined as Average Realized Price Per Ton less Total Costs Per Ton – Company Produced.

Thermal Coal Operations consist of the company’s mines in Northern Appalachia, its non-met Central Appalachian mines, and its Western mine. For the just-ended quarter, 14.6 million tons were produced, versus 16.2 million tons in the year-earlier quarter. Production was reduced to match lower shipments resulting from lower economic activity and milder weather. There were no unusual operational issues during the quarter.

Regional thermal coal production was 12.3 million tons in Northern Appalachia, 2.0 million tons in Central Appalachia, and 0.3 million in the West in the just-ended quarter.

The average realized price per ton for our thermal operations was $54.17 per ton, up 17% from $46.49 in the year-earlier quarter.

Total cost per ton was $44.23, up 13% from $38.97 per ton in the year-earlier quarter. Higher costs per ton were primarily due to production being down 10%, quarter over quarter.

Operating and financial margins per ton were both up significantly, as much higher realized prices were only slightly offset by higher unit costs.

Thermal coal inventory as of December 31, 2009 was 2.8 million tons.

Gas Operations

CNX Gas Corporation (NYSE: CXG), 83.3% of which is owned by CONSOL Energy, reported total net income attributable to CNX Gas shareholders of $41.1 million for the quarter ended December 31, 2009, compared with $57.5 million in the year-earlier quarter. CNX Gas Corporation also issued its earnings release this morning. Additional information regarding CNX Gas Corporation financial and operating results for the quarter is available in its release and can be found in the investor section of its website: http://www.cnxgas.com

Guidance

CONSOL Energy expects to invest $1.0 billion in 2010, including $500 million for coal operations, $400 million for CNX Gas, and $100 million for other (non-gas) activities.

GUIDANCE

	2010		2011	2012
COAL-COMMITTED TONS W/O PRICING (MM)	1.3		18.3	20.9
COAL-TONS WITH FIRM PRICING
Tons Committed and Priced (MM tons, 1/16/10)	59.7	*	24.1	8.2
Avg. Realized Price/Ton Committed & Priced	$55.06		$51.92	$51.45
COAL-TONS PRICED WITH COLLARS
Tons (MM)	0		6.0	5.8
Average Ceiling	—		$63.46	$51.61
Average Floor	—		$53.93	$41.75

Notes: *2010 Tons Committed and Priced include 3.1 MM tons of met coal at a price of $96.00 per ton. The met coal is a mix of low-vol coal from Buchanan Mine and high-vol coal from Bailey and Blacksville mines.

Tons priced with ceilings and floors are not included in tons with firm pricing; they are additive. Although there is no assurance that customers with contracts will perform under these contracts, CONSOL Energy expects to capture the value of contracts through negotiated or legal means.

CONSOL Energy expects to sell between 4.5 - 4.7 million low-vol tons from Buchanan Mine and an undetermined amount of high-vol from the Northern App mines in 2010. Production of thermal coal will be managed to meet customer demand, which is expected to be slightly higher than the demand in 2009. CONSOL expects to produce 56 million tons of thermal coal in 2010 to supply domestic customer demand and thermal coal exports.

CNX Gas reaffirmed its previously announced production guidance of 100 Bcf for calendar year 2010.

Economic Outlook

The U.S. economy began growing in the third quarter of 2009, at an annual rate of 2.2% and continued growing in the fourth quarter. Due to the significant fiscal spending and relaxed monetary policy in the United States, a modest recovery appears likely to continue in the U.S. through 2010. This should lead to an increase in demand for energy products from industrial customers, power generators and steel producers. Depending on the pace and sustainability of the recovery, we believe substantial opportunities exist for our metallurgical coal, thermal coal, and gas businesses.

Metallurgical Coal Outlook

Strengthening demand, decreasing coke stocks, and ongoing logistical constraints are setting up 2010 to be a very strong year for met coal. Steel plant capacity utilization rates in the U.S. and globally continue to improve compared to last year. Domestic steel mills are using approximately 65% of their capacity, while Asian steel mills currently are using about 82% of their capacity. Chinese steel demand is again driving world demand and pricing for coking coal. Through its partnership with Xcoal, CONSOL expects to increase its sales to Asian mills throughout 2010.

Thermal Coal Outlook

Going into the fourth quarter, thermal coal inventories were at historic highs. Because of the colder than normal weather in December 2009 and early January 2010, inventories at coal-fired power generators have been significantly drawn down, but are still somewhat higher than normal. Customers in our major market area (the PJM power pool) had an estimated 55-60 days of inventory on hand as of mid-January. The Company believes that thermal coal inventories could return to normal by mid-year. The outlook for a gradual economic recovery with strengthening demand and higher gas prices combined with the production declines over the past year are expected to tighten the thermal coal markets and support higher pricing. Higher gas prices in 2010 should result in power generators switching back from gas to coal based on dispatch economics. We anticipate up to 30 million tons of coal generation could displace natural gas generation in 2010. In addition, approximately 19 gigawatts of new coal-fired electricity generation capacity is set to come online by the end of 2012. This new demand, coupled with permanent cuts in coal production as well as safety and regulatory issues, is setting the stage for coal supply shortages over the next few years. With the continued build-out of scrubbers by generators, increased economic activity and its low cost position, CONSOL Energy is in a position to increase market share. CONSOL’s ability to penetrate the Asian high-vol coking coal markets with some of its Northern Appalachian coals will also allow the company to take advantage of the highest netback opportunities for maximizing margins while reducing supply into its traditional steam markets.

Natural Gas Outlook

At the onset of the winter heating season, natural gas in storage fields was at record high levels. Because of much colder than normal weather in much of the U.S. from mid-December through mid-January, gas in storage has been drawn down to normal levels. The economic recovery is expected to positively affect industrial and commercial demand. Gas prices have now strengthened to the point where it makes sense for CNX Gas to add a second horizontal rig to its Marcellus Shale drilling program for 2010. CNX Gas, with its low costs and rising production volumes, is expected to benefit from this improved pricing.

Outlook Summary

Mr. Harvey concluded, “2010 is looking better than I thought possible three months ago, due to increased economic activity and much colder-than-normal weather. CONSOL Energy has major advantages with its low cost position and low level of debt. With its superior portfolio of Appalachian high-Btu thermal coal, both low-vol and high-vol coking coal, and natural gas, I continue to believe that CONSOL Energy will outperform its peers in 2010.”

# # #

CONSOL Energy Inc., a high-Btu bituminous coal and natural gas company, is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. At year-end 2009, it had 11 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. It is also a majority owner of CNX Gas Corporation, a leading Appalachian gas producer, with proved reserves of over 1.9 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CONSOL Energy

EBIT & EBITDA Reconciliation

(000) Omitted

	Quarter Ended 12/31/09	Quarter Ended 12/31/08	Twelve Months Ended 12/31/09	Twelve Months Ended 12/31/08
Net Income Attributable to CONSOL
Energy Shareholders	$143,189	$176,322	$539,717	$442,470

Add: Interest Expense	8,460	8,412	31,419	36,183
Less: Interest Income	(4,188)	(31,035)	(5,052)	(2,363)
Less: Interest Income on Black Lung Excise Tax Refund			(767)	(30,650)
Add: Income Taxes	51,833	101,569	221,203	239,934

Earnings Before Interest & Taxes (EBIT)	$199,294	$255,268	$786,520	$685,574

Add: Depreciation, Depletion & Amortization	113,758	104,830	437,417	389,621

Earnings Before Interest, Taxes and DD&A (EBITDA)	$313,052	$360,098	$1,223,937	$1,075,195

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: the deteriorating economic conditions; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; reliance on customers honoring existing contracts, extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge and other systems that deliver our coal; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our inability to hire qualified people to meet replacement or expansion needs; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could impact financial results; increases in the price of commodities used in our mining operations could impact our cost of production; obtaining, maintaining, and renewing governmental permits and approvals for our operations; the effects of proposals to regulate greenhouse gas emissions; the effects of government regulation; the effects of stringent federal and state employee health and safety regulations; the effects of mine closing, reclamation and certain other liabilities; the effects of subsidence from longwall mining operations on surface structures, water supplies, streams and surface land; uncertainties in estimating our economically recoverable coal and gas reserves; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; increased exposure to employee related long-term liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the current economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; acquisitions that we recently have made or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; risks in exploring for and producing gas; new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; the disruption of pipeline systems which deliver our gas; the availability of field services, equipment and personnel for drilling and producing gas; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; costs associated with perfecting title for gas rights in some of our properties; location of a vast majority of our gas producing properties in three counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area; other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties; our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules; the coalbeds and other strata from which we produce methane gas frequently contain impurities that may hamper production; the enactment of Pennsylvania severance tax on natural gas may impact results of existing operations and impact the economic viability of exploiting new gas drilling and production opportunities in Pennsylvania; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT

(Unaudited)

(Dollars in thousands - except per share data)

	Twelve Months Ended December 31, 2009
	Produced Coal	Other Coal	Total Coal	Gas	Other	Total Company

Sales	$3,371	$39	$3,410	$636	$273	$4,319
Gas Royalty Interest	—	—	—	41	—	41
Freight Revenue	148	—	148	—	—	148
Other Income	—	21	21	3	89	113

Total Revenue and Other Income	3,519	60	3,579	680	362	4,621

Cost of Goods Sold	1,952	191	2,143	256	366	2,765
Gas Royalty Interests’ Costs	—	—	—	32	—	32
Freight Expense	148	—	148	—	—	148
Selling, General & Admin.	83	19	102	11	19	132
DD&A	295	12	307	107	23	437
Interest Expense	—	—	—	—	32	32
Taxes Other Than Income	263	—	263	12	12	287

Total Cost	2,741	222	2,963	418	452	3,833

Earnings Before Income Taxes	$778	$(162)	$616	$262	$(90)	$788

Income Tax						(221)

Net Income						567

Less: Net Income Attributable to Noncontrolling Interest						(27)

Net Income Attributable to CONSOL Energy Inc. Shareholders						540

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Sales - Outside	$1,144,789	$1,131,450	$4,311,791	$4,181,569
Sales - Gas Royalty Interests	11,210	17,381	40,951	79,302
Sales - Purchased Gas	2,938	1,604	7,040	8,464
Freight - Outside	54,774	47,839	148,907	216,968
Other Income	24,331	44,438	113,186	166,142

Total Revenue and Other Income	1,238,042	1,242,712	4,621,875	4,652,445
Cost of Goods Sold and Other
Operating Charges (exclusive of depreciation, depletion and amortization shown below)	739,317	725,677	2,757,052	2,843,203
Gas Royalty Interests’ Costs	9,059	14,968	32,376	73,962
Purchased Gas Costs	3,419	1,568	6,442	8,175
Freight Expense	54,774	47,839	148,907	216,968
Selling, General and Administrative Expense	32,620	32,023	130,704	124,543
Depreciation, Depletion and Amortization	113,758	104,830	437,417	389,621
Interest Expense	8,460	8,412	31,419	36,183
Taxes Other Than Income	75,484	75,397	289,941	289,990
Black Lung Excise Tax	(728)	(55,795)	(728)	(55,795)

Total Costs	1,036,163	954,919	3,833,530	3,926,850

Earnings Before Income Taxes	201,879	287,793	788,345	725,595
Income Taxes	51,833	101,569	221,203	239,934

Net Income	150,046	186,224	567,142	485,661
Less: Net Income Attributable to Noncontrolling Interest	(6,857)	(9,902)	(27,425)	(43,191)

Net Income Attributable to CONSOL
Energy Inc. Shareholders	$143,189	$176,322	$539,717	$442,470

Basic Earnings Per Share	$0.79	$0.98	$2.99	$2.43

Dilutive Earnings Per Share	$0.78	$0.97	$2.95	$2.40

Weighted Average Number of
Common Shares Outstanding:
Basic	180,823,733	180,799,712	180,693,243	182,386,011

Dilutive	183,651,382	182,327,963	182,821,136	184,679,592

Dividends Paid Per Share	$0.10	$0.10	$0.40	$0.40

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	December 31, 2009	December 31, 2008

ASSETS

Current Assets:
Cash and Cash Equivalents	$65,607	$138,512
Accounts and Notes Receivable:
Trade	317,460	221,729
Other Receivables	15,983	79,552
Inventories	307,597	227,810
Deferred Income Taxes	73,383	60,599
Recoverable Income Taxes		33,862
Prepaid Expenses	161,006	221,750

Total Current Assets	941,036	983,814

Property, Plant and Equipment:
Property, Plant and Equipment	10,681,955	9,980,288
Less - Accumulated Depreciation, Depletion and Amortization	4,557,665	4,214,316

Total Property, Plant and Equipment - Net	6,124,290	5,765,972

Other Assets:
Deferred Income Taxes	425,297	333,543
Investment in Affiliates	83,533	72,996
Other	151,245	214,133

Total Other Assets	660,075	620,672

TOTAL ASSETS	$7,725,401	$7,370,458

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	December 31, 2009	December 31, 2008
LIABILITIES AND EQUITY

Current Liabilities:
Accounts Payable	$269,560	$385,197
Short-Term Notes Payable	472,850	557,700
Current Portion of Long-Term Debt	45,394	22,401
Accrued Income Taxes	27,944	—
Other Accrued Liabilities	612,838	546,442

Total Current Liabilities	1,428,586	1,511,740
Long-Term Debt:
Long-Term Debt	363,729	393,312
Capital Lease Obligations	59,179	75,039

Total Long-Term Debt	422,908	468,351
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,679,346	2,493,344
Pneumoconiosis Benefits	184,965	190,261
Mine Closing	397,320	404,629
Gas Well Closing	85,992	80,554
Workers’ Compensation	152,486	128,477
Salary Retirement	189,697	194,567
Reclamation	27,105	38,193
Other	132,517	185,996

Total Deferred Credits and Other Liabilities	3,849,428	3,716,021

Total Liabilities	5,700,922	5,696,112
Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 183,014,426 Issued and 181,086,267 Outstanding at December 31, 2009; 183,014,426 Issued and 180,549,851 Outstanding at December 31, 2008	1,830	1,830
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	1,033,616	993,478
Retained Earnings	1,456,898	1,010,902
Other Comprehensive Loss	(640,504)	(461,900)
Common Stock in Treasury, at Cost - 1,928,159 Shares at December 31, 2009 and 2,464,575 Shares at December 31, 2008	(66,292)	(82,123)

Total Consol Energy Inc. Stockholders’ Equity	1,785,548	1,462,187

Noncontrolling Interest	238,931	212,159

Total Equity	2,024,479	1,674,346

TOTAL LIABILITIES AND EQUITY	$7,725,401	$7,370,458

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Operating Activities:
Net Income	$150,046	$186,224	$567,142	$485,661
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Depreciation, Depletion and Amortization	113,758	104,830	437,417	389,621
Stock-based Compensation	8,159	6,275	39,032	25,186
Gain on the Sale of Assets	(2,088)	(6,782)	(15,121)	(23,368)
Amortization of Mineral Leases	526	1,404	3,970	4,871
Deferred Income Taxes	(4,077)	79,343	47,430	135,594
Equity in Earnings of Affiliates	(3,219)	(5,826)	(15,707)	(11,140)
Changes in Operating Assets:
Accounts Receivable Securitization	(115,000)	—	(115,000)	39,600
Accounts and Notes Receivable	(30,615)	(4,217)	84,597	(79,747)
Inventories	2,942	(41,206)	(79,787)	(53,994)
Prepaid Expenses	20,556	3,114	10,730	(5,032)
Changes in Other Assets	(1,523)	2,915	(724)	17,081
Changes in Operating Liabilities:
Accounts Payable	10,088	50,460	(70,458)	64,851
Other Operating Liabilities	75,252	(43,574)	80,527	(14,020)
Changes in Other Liabilities	(10,289)	11,805	(45,883)	51,546
Other	1,927	1,457	17,286	2,754

Net Cash Provided by Operating Activities	216,443	346,222	945,451	1,029,464

Investing Activities:
Capital Expenditures	(230,961)	(321,663)	(920,080)	(1,061,669)
Net Investment in Equity Affiliates	1,095	2,487	4,855	1,879
Proceeds from Sale of Assets	269	9,394	69,884	28,193
Purchase of Stock in Subsidiary		(67,259)		(67,259)

Net Cash Used in Investing Activities	(229,597)	(377,041)	(845,341)	(1,098,856)

Financing Activities:
Payments on Miscellaneous Borrowings	(2,747)	(11,419)	(19,190)	(10,414)
Proceeds from (Payments on) Short-Term Borrowings	62,900	287,200	(84,850)	310,200
Tax Benefit from Stock-Based Compensation	2,879	(1,105)	3,270	22,003
Dividends Paid	(18,085)	(18,079)	(72,292)	(72,957)
Issuance of Treasury Stock	1,412	141	2,547	15,215
Purchases of Treasury Stock	—	—	—	(97,794)
Purchases of Common Stock	—	(97,709)	—	—
Noncontrolling Interest Member Distribution	—	—	(2,500)	—

Net Cash Provided by (Used in) Financing Activities	46,359	159,029	(173,015)	166,253

Net Increase (Decrease) in Cash and Cash Equivalents	33,205	128,210	(72,905)	96,861
Cash and Cash Equivalents at Beginning of Period	32,402	10,302	138,512	41,651

Cash and Cash Equivalents at End of Period	$65,607	$138,512	$65,607	$138,512

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (Loss)	Treasury Stock	Total Consol Energy, Inc. Stockholders’ Equity	Noncontrolling Interest	Total Equity
Balance - December 31, 2008	$1,830	$993,478	$1,010,902	$(461,900)	$(82,123)	$1,462,187	$212,159	$1,674,346

(Unaudited)

Net Income	—	—	539,717	—	—	539,717	27,426	567,143
Treasury Rate Lock (Net of $49 tax)	—	—	—	(83)	—	(83)	—	(83)
Actuarially Determined Long Term Liability Adjustments (Net of $77,361 tax)	—	—	—	(134,251)	—	(134,251)	(298)	(134,549)
Gas Cash Flow Hedge (Net of $34,932 tax)	—	—	—	(44,270)	—	(44,270)	(8,862)	(53,132)

Comprehensive Income	—	—	539,717	(178,604)	—	361,113	18,266	379,379

Issuance of Treasury Stock	—	—	(21,429)	—	15,831	(5,598)	—	(5,598)
Issuance of CNX Gas Stock	—	—	—	—	—	—	156	156
Tax Benefit from Stock-Based Compensation	—	2,674	—	—	—	2,674	13	2,687
Amortization of Stock-Based Compensation Awards	—	32,723	—	—	—	32,723	16,658	49,381
Stock-Based Compensation Awards to CNX Gas	—	4,741	—	—	—	4,741	(3,951)	790
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	(4,370)	(4,370)
Dividends ($0.40 per share)	—	—	(72,292)	—	—	(72,292)	—	(72,292)

Balance - December 31, 2009	$1,830	$1,033,616	$1,456,898	$(640,504)	$(66,292)	$1,785,548	$238,931	$2,024,479